EXHIBIT 99.35


                      AGREEMENT TO TERMINATE THE TENDER AND
                  SHAREHOLDER SUPPORT AND ACQUISITION AGREEMENT

         Press Holdings International Limited (the "ACQUIROR"), a corporation organized under the laws of Jersey, The Ravelston Corporation Limited (the "SHAREHOLDER"), a corporation incorporated under the laws of the Province of Ontario, and Lord Black of Crossharbour, PC(Can), OC, KCSG ("KS" and together with the Shareholder, the "SELLERS"), a citizen of the United Kingdom of Great Britain and Northern Ireland, hereby mutually and irrevocably agree to terminate with immediate force and effect the Tender and Shareholder Support and Acquisition Agreement, dated January 18, 2004, by and among, the Acquiror and the Sellers, as amended by Amendment No. 1, dated February 9, 2004, and Amendment No. 2, dated February 20, 2004 (the "AGREEMENT"). The effect of the termination of the Agreement shall be that the Agreement shall be of no further force and effect, except that the provisions of sections 9, 12, 16-19, 21-23 and 28 shall remain in full force and effect.

         This agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle that might refer to the laws of another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this agreement or related to this agreement. This agreement and the provisions hereof are not intended to confer benefits, rights or remedies to any person not a party hereto. Each of the parties has had the opportunity to review and comment on this agreement and consult with counsel, and therefore, no adverse presumption shall be made against the drafting party. This agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this agreement to produce more than one counterpart.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties have signed this agreement as of the
1st day of March 2004.


                                         Press Holdings International Limited


                                         By: /s/ Morris J. Kramer
                                             ----------------------------------
                                             Name:  Morris J. Kramer, as
                                                    Attorney-in-fact


Julia Cuello                                /s/ Conrad M. Black
------------------------------              ------------------------------------
          Witness                           LORD BLACK OF CROSSHARBOUR,
                                              PC(CAN), OC, KCSG
                                            THE RAVELSTON CORPORATION LIMITED


                                         By: /s/ Conrad M. Black
                                             -----------------------------------
                                             Name:  Lord Black of Crossharbour,
                                                    PC(Can), OC, KCSG
                                             Title: Chairman of the Board of
                                                    Directors and Chief
                                                    Executive Officer